Exhibit 99.1
------------


February 8, 2001

FOR IMMEDIATE RELEASE
---------------------



                      MONTEREY BAY BANCORP, INC. ANNOUNCES:

                  FOURTH QUARTER AND FISCAL YEAR 2000 RESULTS;
            APPOINTMENT OF NEW SENIOR OFFICER FOR MONTEREY BAY BANK;
                          APPOINTMENT OF NEW DIRECTOR;
                  DATE FOR 2001 ANNUAL MEETING OF STOCKHOLDERS;
        RECORD DATE FOR VOTING AT THE 2001 ANNUAL MEETING OF STOCKHOLDERS


                                                      Common Stock Symbol:  MBBC
                                                          NASDAQ National Market


         Watsonville, CA. February 8, 2001. Monterey Bay Bancorp, Inc. ("Company"), the holding company for Monterey Bay Bank ("Bank"), today reported net income of $709 thousand, equivalent to $0.22 diluted earnings per share, for the fourth quarter ended December 31, 2000, compared to net income of $645 thousand, or $0.20 diluted earnings per share, for the fourth quarter of 1999. For the fiscal year 2000, the Company reported net income of $2.5 million, equivalent to $0.81 diluted earnings per share. This compares to net income of $3.3 million for fiscal year 1999, equivalent to $0.99 diluted earnings per share.

         Net interest income increased from $4.0 million during the fourth quarter of 1999 to $4.5 million during the fourth quarter of 2000 due to both a larger average balance sheet and greater spreads. The Company's ratio of net interest income to average total assets increased from 3.44% during the fourth quarter of 1999 to 3.76% during the fourth quarter of 2000. For fiscal 2000, net interest income totaled $18.0 million, up from $16.0 million the prior year. The ratio of net interest income to average total assets rose from 3.53% during 1999 to 3.79% during 2000. The greater spreads in part stemmed from the Bank's continued implementation of its strategic plan to transform a 75 year old savings & loan into a community focused commercial bank.

         Loans secured by multifamily real estate increased from 10.9% of gross loans at December 31, 1999 to 18.1% of gross loans at December 31, 2000. During the same period, commercial real estate loans increased from 18.6% to 24.1% of gross loans. In contrast, residential mortgages declined from 43.4% of gross loans at December 31, 1999 to 37.8% of gross loans at December 31, 2000. Loans secured by income property typically provide higher yields than residential mortgages. In addition, net loans as a percentage of total assets rose from 77.9% at December 31, 1999 to 80.6% at December 31, 2000.

         Checking account balances, which generally present a lower interest expense than alternative funding, increased from 13.3% of total deposits at December 31, 1999 to 14.4% of total deposits at December 31, 2000. Borrowings declined from 11.2% of total assets at December 31, 1999 to 6.7% of total assets at December 31, 2000. This decline was offset by deposits increasing from 79.4% of total assets at December 31, 1999 to 83.9% of total assets at December 31, 2000.

         As previously announced, Monterey Bay Bancorp was paid in full in December 2000 on a $4.8 million business term loan that had been on non-accrual status and classified as a substandard asset. In conjunction with the payoff, the Company received all interest due and $16 thousand in reimbursed legal fees.

Monterey Bay Bancorp, Inc.                                                Page 2
Press Release
February 8, 2001


         During the fourth quarter of 2000, the Company recorded a $500 thousand provision for loan losses, up from $150 thousand during the same period the prior year. This higher provision was due to:

     1.  the growth in the loan portfolio

     2. the continued shift in loan mix away from residential mortgages and toward income property loans, which typically present more credit risk than residential mortgages

     3. the establishment of a $600 thousand specific allowance for impairment related to a $2.85 million, non-accrual, construction loan secured by a substantially completed commercial property in the Bank's primary market area. This allowance was established in light of difficulty obtaining an occupancy permit from local government agencies and due to a lack of continued financial support from the borrowers. The Bank is presently in the process of foreclosing on the subject property.

     4. the increasing credit concentrations in the Company's loan portfolio associated with a smaller number of larger income property loans, versus a larger number of comparatively smaller residential mortgages

     5. management's concerns about several key factors which management believes have negatively impacted the inherent loss in the Company's credit portfolio, including:

         o the California energy crisis, with impacts upon the availability and price of electricity, business costs, consumer spending and disposable income, and the pace of economic activity in the State

         o the financial difficulties experienced by many technology related companies in the Silicon Valley area adjacent to the Bank's primary market areas

         o the impact of lower technology stock prices on consumer spending, liquidity, and investment, with a particular concern regarding effects on the demand and pricing for real estate in the Bank's primary market areas

         o    the  general   reduction  in  national  economic  growth  and  the
              increased volume of layoffs being announced by major corporations

         The Company's ratio of loan loss reserves to gross loans outstanding increased from 0.96% at December 31, 1999 to 1.35% at December 31, 2000. The Company increased this ratio throughout 2000 in conjunction with the aforementioned change in loan mix.

         The Company's ratio of loan loss reserves to non-accrual loans rose from 50.84% at December 31, 1999 to 114.96% at December 31, 2000. Non-accrual loans declined from $6.9 million at December 31, 1999 to $4.7 million at December 31, 2000, primarily as a result of the repayment of the significant non-accrual loan originated by Monterey Bay Bancorp, as discussed above. The Company had no foreclosed real estate at December 31, 2000.

Monterey Bay Bancorp, Inc.                                                Page 3
Press Release
February 8, 2001


         The special residential loan pool which the Company purchased in 1998 has paid down significantly in recent months. This pool is comprised of loans that present a borrower credit profile and / or a loan to value ratio outside of (less favorable than) the Company's normal underwriting criteria. To mitigate the credit risk for this portfolio, the Company obtained, at purchase, a scheduled principal / scheduled interest loan servicing agreement from the seller. This agreement also contains a guaranty by the seller to absorb any principal losses on the portfolio in exchange for the seller's retention of a portion of the loans' yield through loan servicing fees. While the seller has met all its contractual obligations through January, 2001, the Company has allocated certain reserves due to concerns regarding the potential losses by the seller in honoring the guaranty, the present delinquency profile of the special residential mortgage pool, and the differential between loan principal balances and current appraisals for foreclosed loans and loans in the process of foreclosure. The original balance of the special residential loan pool in 1998 was $40.0 million, which has been paid down to $13.3 million by January 20, 2001.

         Non-interest income increased from $479 thousand during the fourth quarter of 1999 to $626 thousand during the fourth quarter of 2000. Higher customer service charges significantly contributed to this rise, as the Company increased its number of transaction accounts and implemented a new fee and service charge schedule during 2000. Non-interest income for the year 2000 totaled $2.3 million, down from $2.5 million in 1999 primarily due to sales of mortgage backed and investment securities generating a loss of $55 thousand in 2000 versus a gain of $496 thousand in 1999.

         General & administrative expenses increased from $3.2 million and $11.9 million during the three and twelve months ended December 31, 1999, respectively, to $3.4 million and $13.7 million during the same periods in 2000. The Company incurred $108 thousand in operating expenses associated with its pending data processing conversion during the fourth quarter of 2000. These expenses included costs for consultants assisting with the technology implementation, employee training, travel, and deconversion related payments to the existing data processor. The Company expects operating costs in support of the data processing conversion to increase during the first quarter of 2001.

         The Company also experienced higher legal, accounting, and consulting costs during the fourth quarter of 2000 than during the fourth quarter of 1999. During the third quarter of 2000, the Company established a $250 thousand accrual for a separation package associated with the former President & Chief Operating Officer. The Company is still in the process of settling this matter, which resulted in costs for related legal and consulting services during the fourth quarter of 2000. In addition, the Company expanded the scope of its largely outsourced internal audit function during the fourth quarter of 2000, leading to an increase in associated expense.

         General & administrative expenses for fiscal year 2000 rose $1.8 million from 1999 as a result of the greater number of customers and accounts serviced by the Company, higher associated data processing costs, increases in Bank staff, changes in the senior management team, the settlement of certain non-qualified benefits obligations, the adoption of a Directors Emeritus program, the implementation of an expanded performance based incentive compensation program, the accrual for the aforementioned separation package, higher outside professional costs, and expenses associated with the data processing conversion.

Monterey Bay Bancorp, Inc.                                                page 4
Press Release
February 8, 2001


         Total assets rose from $462.8 million at December 31, 1999 to $486.2 million at December 31, 2000. The increase in assets was concentrated in net loans, which increased from $360.7 million at December 31, 1999 to $391.8 million at December 31, 2000. Total deposits increased from $367.4 million at December 31, 1999 to $407.8 million at December 31, 2000. The rise in deposits stemmed from:

         o an increase in lower cost transaction accounts, particularly NOW checking accounts and money market accounts - areas where the Company introduced new products during 2000

         o the Company's participation ($14.0 million) in the State of California time deposit program during 2000; whereby the State places time deposits with banks as a means of encouraging the lending of funds back into California's communities

The percentage of the deposit portfolio comprised of historically higher cost certificates of deposit declined from 60.5% at December 31, 1999 to 60.0% at December 31, 2000 despite the Company's participation in the State of California program.

         The rise in deposits experienced during 2000 permitted the Company to repay certain wholesale borrowings. Total borrowings decreased from $52.0 million at December 31, 1999 to $32.6 million at December 31, 2000.

         Monterey Bay Bank continues to be in the highest regulatory capital classification of "well capitalized", with its regulatory capital ratios increasing during 2000. The Bank also remains well in excess of the institution specific regulatory capital requirements imposed by the Office of Thrift Supervision during the first quarter of 2000 in conjunction with the special residential mortgage pool.

         Consolidated stockholders' equity increased from $40.8 million at December 31, 1999 to $43.8 million at December 31, 2000, as the effects of net income, continued amortization of deferred stock compensation, and directors receiving their fees in Company stock more than offset the impacts of the repurchase of 120,000 shares of the Company's common stock during the first quarter of 2000 and an eight cents per share cash dividend payment during the first quarter of 2000. As previously announced, the Company's Board of Directors has indefinitely suspended the declaration and payment of cash dividends. The Company's tangible book value per share increased from $11.07 at December 31, 1999 to $12.54 at December 31, 2000.

         On February 12, 2001, Susan F. Grill will join Monterey Bay Bank as its Senior Vice President and Director of Retail Banking. Ms. Grill will also serve as the President of Portola Investment Corporation, the Bank's subsidiary that sells non federally insured investment products such as mutual funds and annuities. Ms. Grill has been in banking for over 25 years, including a number of years in the Greater Monterey Bay Area, with significant experience in consumer financial services, sales management, and marketing. Ms. Grill is a graduate of California State University / Fresno with a Bachelor of Science in Marketing Management, and has a Master of Business Administration degree from St. Mary's College in Moraga.

Monterey Bay Bancorp, Inc.                                                page 5
Press Release
February 8, 2001


         In reviewing the most recent quarter, C Edward Holden, Chief Executive Officer & President, commented "The Company continues to make progress in its transition from a 75 year old savings & loan to a community based financial services firm. During the most recent quarter, we increased loans and deposits to record levels, improved our credit profile, further restructured the balance sheet, expanded customer utilization of our new Internet banking product, and invested significant human and financial resources into our upcoming conversion to a new core processing platform built upon a leading relational database and client / server technology. Collecting the full amount on the large non-accrual loan held by Monterey Bay Bancorp provided the Company with additional flexibility and liquidity, and supported our investing $2.1 million into the Bank to facilitate its future growth and the continued execution of our business strategy. With the addition of Susan F. Grill, the Bank will have in place a strong and highly experienced management team to implement the tactical and strategic steps necessary for the Bank to become a successful community focused commercial bank."

         Mr. Holden continued "Despite these achievements, we are disappointed with the level of earnings generated by the Company. The Board of Directors strongly appreciates the importance of building shareholder value and producing a competitive return on shareholders' equity. However, many of the initiatives integral to the strategic transformation of the Company require up front operating costs and initial capital investments before associated revenues may be realized. In particular, we anticipate continued additional operating costs during 2001 associated with the upcoming conversion to a new and much improved data processing system. This system is integral to our strategic plan, as it supports a broader array of products and financial services in a more efficient environment than our present technology. We appreciate the support of our stockholders, customers, directors, and employees as we continue to reposition the Company while endeavoring to leverage 75 years of superior customer service, community involvement, and local decision-making."

         Effective February 1, 2001, Larry Daniels was appointed a Director of the Company and the Bank, with a term expiring at the 2001 annual meeting of stockholders. Mr. Daniels has also been nominated for a one year term as Director, subject to stockholder approval at the 2001 annual meeting. Mr. Daniels is President of long-established Daniels & House Construction Company, headquartered in Monterey, California. In announcing Mr. Daniels' appointment, McKenzie Moss, Chairman of the Board, stated "We are pleased to have Mr. Daniels join the Board. His years of business experience in the Greater Monterey Bay Area and knowledge of the local real estate markets will allow him to contribute to the Company's success in many ways."

         The Company has previously announced that Eugene R. Friend and P. W. Bachan are retiring from the Company's Board of Directors at the 2001 annual meeting of stockholders, following many decades of service to the Company and Bank.

         The 2001 annual meeting of stockholders will take place on Thursday, May 24, 2001 at 9:00 AM Pacific Standard Time at the Watsonville Women's Club in Watsonville, California. The Board of Directors has established Monday, April 2, 2001 as the Record Date for voting at the annual meeting. All stockholders are cordially invited to attend.

Monterey Bay Bancorp, Inc.                                                page 6
Press Release
February 8, 2001


         The Company's common stock is listed on the NASDAQ National Market under the symbol "MBBC". The Company and the Bank are headquartered in Watsonville, California. The Bank operates through its administrative offices in Watsonville and eight full service branches located in the Greater Monterey Bay Area of Central California. The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the maximum allowed by law.

         This news release contains certain forward-looking statements that are subject to various factors that could cause actual results to differ materially from such statements. Such factors include, but are not limited to, the economic, business, and real estate market conditions in the Company's market areas, competition, regulatory actions, the possibility that the Company will not be successful in achieving its strategic objectives, the performance and contributions of new employees, borrowers' willingness to work out troubled credits, and other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.


                        For further information contact:
                        --------------------------------



C. Edward Holden                                Mark R. Andino
Chief Executive Officer               or        Chief Financial Officer
(831) 768 - 4840                                (831) 768 - 4806
ed.holden@montereybaybank.com                   mark.andino@montereybaybank.com




                             General communication:
                             ----------------------

                            INFO@MONTEREYBAYBANK.COM

                             www.montereybaybank.com

                             Phone: (831) 768 - 4800

                              Fax: (831) 722 - 6794






                         --- financial data follows ---


                                                  MONTEREY BAY BANCORP, INC.
                                               Consolidated Financial Highlights
                                                           Unaudited
                                        (Dollars In Thousands Except Per Share Amounts)


                                                                     December 31,     December 31,
Financial Condition Data                                                     2000             1999
------------------------------                                               ----             ----
Cash and cash equivalents                                               $  25,159        $  12,833
Investment and mortgage backed securities available for sale               50,310           69,179
Investment and mortgage backed securities held to maturity                     --               60

Loans receivable held for investment, net:
      Residential one to four unit real estate loans                      160,155          168,465
      Multifamily five or more units real estate loans                     76,727           42,173
      Commercial and industrial real estate loans                         102,322           72,344
      Construction loans                                                   59,052           79,034
      Land loans                                                           16,310           13,930
      Other loans                                                           9,379           12,252
                                                                        ---------        ---------

   Sub-total gross loans held for investment                              423,945          388,198

   (Less) / Plus:

      Undisbursed construction loan funds                                 (26,580)         (23,863)
      Unamortized purchase premiums, net of purchase discounts                 21              134
      Deferred loan fees and costs, net                                      (202)            (281)
      Allowance for loan losses                                            (5,364)          (3,502)
                                                                        ---------        ---------

Loans receivable held for investment, net                                 391,820          360,686

Investment in capital stock of the Federal Home Loan Bank                   2,884            3,213
Accrued interest receivable                                                 2,901            2,688
Premises and equipment, net                                                 7,375            7,042
Core deposit premiums and other intangible assets, net                      2,195            2,918
Real estate acquired via foreclosure, net                                      --               96
Other assets                                                                3,546            4,112
                                                                        ---------        ---------

Total assets                                                            $ 486,190        $ 462,827
                                                                        =========        =========

Non-interest bearing demand deposits                                    $  17,065        $  17,316
Interest bearing NOW checking accounts                                     41,859           31,385
Savings accounts                                                           16,503           15,312
Money market accounts                                                      87,651           81,245
Certificates of deposit                                                   244,710          222,144
                                                                        ---------        ---------

Total deposits                                                            407,788          367,402
Borrowings                                                                 32,582           51,992
Other liabilities                                                           1,983            2,630
                                                                        ---------        ---------

Total liabilities                                                         442,353          422,024
                                                                        ---------        ---------

Stockholders' equity                                                       43,837           40,803
                                                                        ---------        ---------

Total liabilities and stockholders' equity                              $ 486,190        $ 462,827
                                                                        =========        =========

                                                         Three Months Ended December 31,       Fiscal Year Ended December 31,
                                                         -------------------------------       ------------------------------
Operating Data                                                     2000             1999                2000             1999
------------------------------                                     ----             ----                ----             ----

Interest income                                                 $ 9,781         $  8,442            $ 37,757        $  33,417
Interest expense                                                  5,246            4,453              19,777           17,388
                                                              ---------        ---------           ---------        ---------

Net interest income before provision for loan losses              4,535            3,989              17,980           16,029
Provision for loan losses                                           500              150               2,175              835
                                                              ---------        ---------           ---------        ---------


Net interest income after provision for loan losses               4,035            3,839              15,805           15,194
Non-interest income                                                 626              479               2,340            2,505
General & administrative expense                                  3,417            3,203              13,676           11,887
                                                              ---------        ---------           ---------        ---------

Income before income tax expense                                  1,244            1,115               4,469            5,812
Income tax expense                                                  535              470               1,946            2,511
                                                              ---------        ---------           ---------        ---------

Net income                                                       $  709          $   645            $  2,523         $  3,301
                                                              =========        =========           =========        =========

Shares applicable to basic earnings per share                 3,129,897        3,219,098           3,110,910        3,231,162
Basic earnings per share                                         $ 0.23           $ 0.20              $ 0.81           $ 1.02
                                                              =========        =========           =========        =========

Shares applicable to diluted earnings per share               3,163,182        3,289,561           3,123,552        3,320,178
Diluted earnings per share                                       $ 0.22           $ 0.20              $ 0.81           $ 0.99
                                                              =========        =========           =========        =========


                                                  MONTEREY BAY BANCORP, INC.
                                                Selected Ratios And Other Data
                                                           Unaudited
                                                    (Dollars In Thousands)



                                                    Three Months Ended December 31,              Fiscal Year Ended December 31,
                                                    -------------------------------              ------------------------------
                                                          2000                 1999                   2000                 1999
                                                          ----                 ----                   ----                 ----

Profitability Ratios
------------------------------
Return on average assets                                 0.58%                0.55%                  0.53%                0.73%
Return on average equity                                 6.77%                6.18%                  6.24%                8.05%
Interest rate spread during the period                   3.50%                3.23%                  3.54%                3.27%
Net interest income / average total assets               3.76%                3.44%                  3.79%                3.53%
Efficiency ratio                                        66.21%               71.69%                 67.30%               64.14%



                                                            At                   At
                                                  December 31,         December 31,
                                                          2000                 1999
                                                          ----                 ----
Asset Quality Information
------------------------------

Non-accrual loans                                     $ 4,666              $ 6,888
Non-performing loans                                    4,741                8,182
Real estate acquired via foreclosure                       --                   96
Allowance for loan losses                               5,364                3,502

Allowance for loan losses / loans outstanding            1.35%                0.96%
Allowance for loan losses / non-accrual loans          114.96%               50.84%


Bank Regulatory Capital Ratios
------------------------------

Tangible capital ratio                                   8.03%                7.11%
Core capital ratio                                       8.03%                7.11%
Tier one risk based capital ratio                       11.03%                9.58%
Total risk based capital ratio                          12.28%               10.56%


Other Information
------------------------------

Number of deposit accounts                             29,129               27,831
Full-service customer facilities                            8                    8
Number of ATM's                                            11                   10
Loan to deposit ratio                                   96.08%               98.17%
Tangible book value per share                          $12.54               $11.07
Shares outstanding                                  3,321,210            3,422,637